Exhibit 15

May 10, 2007

Wyndham Worldwide Corporation
Seven Sylvan Way
Parsippany, New Jersey

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Wyndham Worldwide Corporation and subsidiaries (the “Company”) for the three-month periods ended March 31, 2007 and 2006, as indicated in our report dated May 10, 2007 (which included an explanatory paragraph relating to the fact that, prior to its separation from Cendant Corporation (“Cendant”; known as Avis Budget Group since August 29, 2006), the Company was comprised of the assets and liabilities used in managing and operating the lodging, vacation exchange and rental and vacation ownership businesses of Cendant; included in Notes 12 and 13 of the interim condensed consolidated and combined financial statements is a summary of transactions with related parties; discussed in Note 12 to the interim condensed consolidated and combined financial statements, in connection with its separation from Cendant, the Company entered into certain guarantee commitments with Cendant and has recorded the fair value of these guarantees; the Company adopted the provisions for accounting for real estate time-sharing transactions; and the Company adopted the provisions for accounting for uncertainty in income taxes); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, is incorporated by reference in Wyndham Worldwide Corporation’s Registration Statement No. 333-136090 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey

* * *